SECURITIES AND EXCHANGE
                            COMMISSION
                    Wakingshington, D.C. 20549
                           SCHEDULE 13G

            under the Securities Exchange Act of 1934



                     Kinross Gold Corporation
                  ------------------------------
                         (Name of Issuer)


                           Common Stock
                  ------------------------------
                  (Title of Class of Securities)


                            496902107
                        -----------------
                          (CUSIP Number)


                        December 31, 1997
                ---------------------------------
     (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                       |X|  Rule 13d-1(b)
                       |_|  Rule 13d-1(c)
                       |_|  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  496902107          13G           Page 2 of 15 Pages


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1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Royal Bank Investment Management Inc.

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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)|_|
                                                        (b)|_|

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3.  SEC USE ONLY


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4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    The jurisdiction of organization is Canada (federally
    incorporated company)
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                 5.  SOLE VOTING POWER

                -------------------------------------------------
                 6.  SHARED VOTING POWER
NUMBER OF            8,325,797
SHARES
BENEFICIALLY    -------------------------------------------------
OWNED BY         7.  SOLE DISPOSITIVE POWER
EACH
REPORTING       -------------------------------------------------
PERSON WITH      8.  SHARED DISPOSITIVE POWER
                     8,325,797

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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
    8,325,797

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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                |_|

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    6.67%

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12. TYPE OF REPORTING PERSON*
    Foreign Investment Advisor which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"
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              * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 496902107            13G           Page 3 of 15 Pages


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1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    RT Investment Management Holdings Inc.

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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)|_|
                                                       (b)|_|

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3.  SEC USE ONLY


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4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    The jurisdiction of organization is Canada (federally incorporated company)

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                  5.  SOLE VOTING POWER

                 ------------------------------------------------
NUMBER OF         6.  SHARED VOTING POWER
SHARES                9,094,802
BENEFICIALLY
OWNED BY EACH    ------------------------------------------------
REPORTING         7.  SOLE DISPOSITIVE POWER
PERSON WITH
                 ------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER
                      9,094,802

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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9,094,802

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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                              |_|


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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    7.32%

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12. TYPE OF REPORTING PERSON*
    Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional
    Investor"

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             * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 496902107           13G           Page 4 of 15 Pages


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1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    The Royal Trust Company

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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)|_|
                                                        (b)|_|

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3.  SEC USE ONLY

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4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    The jurisdiction of organization is Canada (federally incorporated company)

-----------------------------------------------------------------
                 5.  SOLE VOTING POWER

                -------------------------------------------------
NUMBER OF        6.  SHARED VOTING POWER
SHARES               8,365,000
BENEFICIALLY
OWNED BY EACH
REPORTING        -------------------------------------------------
PERSON WITH      7.  SOLE DISPOSITIVE POWER

                 -------------------------------------------------
                 8.  SHARED DISPOSITIVE POWER
                     8,365,000

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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    8,365,000


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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                |_|

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    6.7%


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12. TYPE OF REPORTING PERSON*
    Foreign Trust Company which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"
-----------------------------------------------------------------

             * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)  Name of Issuer:
           Kinross Gold Corporation


Item 1(b)  Address of Issuer's Principal Executive Offices:

           Kinross Gold Corporation
           40 King St. West
           Toronto, Ontario
           Canada, M5H 3YZ
           (416) 365-5123


Item 2(a)  Name of Person Filing:

           1. Royal Bank Investment Management Inc. ("RBIM")
           2. RT Investment Management Holdings Inc. ("RTIM")
           3. The Royal Trust Company ("RT")


Item 2(b)  Address of Principal Business Office or, if None,
           Residence:

           1. Royal Bank Investment Management Inc.
              Royal Trust Tower, P.O. Box 121
              77 King Street West, Suite 3800
              Toronto, Ontario  M5K 1H1

           2. RT Investment Management Holdings Inc.
              Royal Trust Tower, P.O. Box 97
              77 King Street West, Suite 3900
              Toronto, Ontario  M5K 1G8

           3. The Royal Trust Company
              Royal Trust Tower, P.O. Box 7500, Station A
              77 King Street West, 6th Floor
              Toronto, Ontario  M5W 1P9


Item 2(c)  Citizenship:
           Canada


Item 2(d)  Title of Class of Securities:
           Common Stock


Item 2(e)  CUSIP Number:
           496902107

Item 3.  If this statement is filed pursuant to Rules
         240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         1. Royal Bank Investment Management Inc. is a Foreign
            Investment Advisor which received SEC no-action relief to file on Schedule 13G as a Qualified
            Institutional Investor.

         2. RT Investment Management Holdings Inc. is a
            Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

         3. The Royal Trust Company is a Foreign Trust Company which received SEC no-action relief to file on
            Schedule 13G as a Qualified Institutional
            Investor.


Item 4.  Ownership.

         (a) Amount beneficially owned:

            1. RBIM  - 8,325,797

            2. RTIM  - 9,094,802

            3. RT  - 8,365,000

         (b) Percent of class:

            1. RBIM  - 6.67%

            2. RTIM  - 7.32%

            3. RT  - 6.7%

         (c) Number of shares as to which such person has:

            (I) Sole power to vote or to direct the vote

            (ii) Shared power to vote or to direct the vote
                      1.  RBIM  - 8,325,797
                      2.  RTIM - 9,094,802
                      3.  RT - 8,365,000

            (iii) Sole power to dispose or to direct the
                  disposition of

            (iv) Shared power to dispose or to direct the
                 disposition of
                      1.  RBIM  - 8,325,797
                      2.  RTIM - 9,094,802
                      3.  RT - 8,365,000

Item 5.  Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.  Ownership of More than Five Percent on Behalf of Another
         Person.

1. Royal Bank Investment Management Inc. Accounts managed on a discretionary basis by Royal Bank Investment Management Inc., a wholly-owned subsidiary of RT Investment Management Holdings Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5% of the class.

2. RT Investment Management Holdings Inc., a foreign parent holding company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor, is reporting holdings over which it is deemed to be a beneficial owner by virtue of the fact that the holdings belong to client accounts managed on a discretionary basis by RT Investment Management Holdings Inc.'s subsidiary foreign investment advisors.

3. The Royal Trust Company, a foreign Trust Company which has received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor, is reporting holdings over which it is deemed to be a beneficial owner by virtue of its status as trustee and/or as principal.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent
         Holding Company.

      Please see attached Exhibit A, Disclosure Respecting Subsidiaries.


Item 8.  Identification and Classification of Members of the Group.

      N/A


Item 9.  Notice of Dissolution of Group.

      N/A


Item 10. Certification.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                             SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                Friday, February 13, 1998
                              -----------------------------
                                        (Date)


                              /s/ Jennifer Lederman
                              -----------------------------
                                       (Signature)


                              Jennifer Lederman /
                              Senior Vice-President,
                              Compliance, Royal Bank
                              Investment Management Inc.
                              -----------------------------
                                       (Name/Title)

                             SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                Friday, February 13, 1998
                              -----------------------------
                                        (Date)


                              /s/ Jennifer Lederman
                              -----------------------------
                                      (Signature)


                              Jennifer Lederman / Senior
                              Vice-President, Compliance,
                              RT Investment Management
                              Holdings Inc.
                              -----------------------------
                                      (Name/Title)

                            SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                Friday, February 13, 1998
                              -----------------------------
                                         (Date)


                              /s/ Nicolas W. R. Burbidge
                              -----------------------------
                                       (Signature)


                              Nicolas W.R. Burbidge /
                              Director, Corporate
                              Compliance, The Royal
                              Trust Company
                              -----------------------------
                                      (Name/Title)